C O N T E N T S


Independent Auditors' Report                           F-1

Balance Sheet                                          F-2

Statements of Operations                               F-3

Statements of Stockholders' Equity (Deficit)           F-4

Statements of Cash Flows                               F-5

Notes to the Financial Statements                      F-6



                                       F-1
                          INDEPENDENT AUDITORS' REPORT

To the Board  of Directors and Stockholders
GTSR Hopeful Corporation
Phoenix, Arizona

We have audited the accompanying balance sheet of GTSR Hopeful Corporation as of December 31, 2001, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2001, and for the period from April 29, 1996 (inception) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GTSR Hopeful Corporation. as of December 31, 2001, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2001, and for the period from April 29, 1996 (inception) to December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage and has not commenced operations. Its ability to continue as a going concern is dependent upon its ability to develop additional sources of capital, and/or achieve profitable operations. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.




Braverman & Company, P.C.
Prescott, Arizona
March 25, 2002




                            GTSR HOPEFUL CORPORATION
                         ( a Development Stage Company)
                                  BALANCE SHEET
                                    December
                                    31, 2001


                                     ASSETS
                                 --------------

TOTAL ASSETS                                                        $          -
                                                                   =============

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


CURRENT LIABILIITES-Accounts payable                                $        950
                                                                   -------------

TOTAL CURRENT LIABILITIES                                                    950
                                                                   -------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)

     Common stock, par value $.001, 25,000,000 shares
        authorized,400,000 issued and outstanding                            400
     Paid-in capital                                                       1,600
     Contributed capital                                                  21,862
    (Deficit) accumulated during the development stage                   (24,812)
                                                                   -------------
Total Stockholders' Equity (Deficit)                                        (950)
                                                                   -------------
                                                                    $          -
                                                                   =============

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                                       F-2

                            GTSR HOPEFUL CORPORATION
                         ( a Development Stage Company)
                            STATEMENTS OF OPERATIONS


                                                                         Cummulative
                                                                             from
                                                                           April 29,
                                                                             1996
                                                                         (Inception)
                                                        For the Years     Ended to
                                                         December 31,    December 31,
                                                        2001       2000       2001
                                                    ---------- ---------- ----------
REVENUE                                              $       -  $       -  $       -
                                                    ---------- ---------- ----------

EXPENSES:
General and administrative                               6,785      6,985     24,812
                                                    ---------- ---------- ----------
Total Expenses                                           6,785      6,985     24,812
                                                    ---------- ---------- ----------
NET (LOSS)                                           $  (6,785) $  (6,985) $ (24,812)
                                                    ========== ========== ==========
NET (LOSS) PER COMMON SHARE-Basic                    $   (0.02) $   (0.02)
                                                    ========== ==========
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING                              400,000    400,000
                                                    ========== ==========

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                                       F-3





                            GTSR HOPEFUL CORPORATION
                         ( a Development Stage Company)
             STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                 FOR THE PERIOD FROM APRIL 29, 1996 (INCEPTION)
                               TO DECEMBER 31,2000


                                                                                     (Deficit)
                                                                                    Accumulated
                                                                                     During the
                                            Common Stock        Paid-in  Contributed Development
                                           Shares     Amount    Capital    Capital     Stage         Total
                                         ---------- ---------- ---------- ---------- ---------- ----------
Balances, April 29, 1996                          -  $       -  $       -  $       -  $       -  $       -
  Issuance of stock to insiders
  for services on June 1, 1996
  at $1 per share                             2,000      2,000                                       2,000
Contributed capital                                                            1,759                 1,759
Net (loss)                                                                               (3,759)    (3,759)
                                         ---------- ---------- ---------- ---------- ---------- ----------

Balances, December 31, 1996                   2,000      2,000          -      1,759     (3,759)         -
  Contributed capital                                                          2,613                 2,613
  Net (loss)                                                                             (2,729)    (2,729)
                                         ---------- ---------- ---------- ---------- ---------- ----------

Balances, December 31, 1997                   2,000      2,000          -      4,372     (6,488)      (116)
  Contributed capital                                                          2,160                 2,160
  Net (loss)                                                                             (2,276)    (2,276)
                                         ---------- ---------- ---------- ---------- ---------- ----------

Balances, December 31, 1998                   2,000      2,000          -      6,532     (8,764)      (232)
  Stock split, 500:1 May 5, 1999            998,000     (1,000)     1,000                                -
  Contributed capital                                                          2,160                 2,160
  Net (loss)                                                                             (2,278)    (2,278)
                                         ---------- ---------- ---------- ---------- ---------- ----------

Balances, December 31, 1999               1,000,000      1,000      1,000      8,692    (11,042)      (350)
  Contributed capital                                                          7,335                 7,335
  Net (loss)                                                                             (6,985)    (6,985)
                                         ---------- ---------- ---------- ---------- ---------- ----------

Balances, December 31, 2000               1,000,000      1,000      1,000     16,027    (18,027)         -
  Contributed capital                                                          5,835                 5,835
  Net (loss)                                                                             (6,785)    (6,785)
  Reverse stock split,
  March 20, 2002, 2.5:1                    (600,000)      (600)       600                                -
                                         ---------- ---------- ---------- ---------- ---------- ----------
Balances, December 31, 2001                 400,000  $     400  $   1,600  $  21,862  $ (24,812) $    (950)
                                         ========== ========== ========== ========== ========== ==========

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS



                                       F-4



                           GTSR HOPEFUL CORPORATION
                         ( a Development Stage Company)
                            STATEMENTS OF CASH FLOWS



                                                                         Cummulative
                                                                             from
                                                                          April 29,
                                                                             1996
                                                                         (Inception)
                                                     For the Years Ended      to
                                                        December 31,     December 31,
                                                       2001        2000      2001
                                                    ---------- ---------- ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net (loss) from operations                        $  (6,785) $  (6,985) $ (24,812)
   Adjustments to reconcile net (loss) to net
      cash used by operating activities:
         Common stock issued for services                                      2,000
         Capital contributed for services                5,835      7,335     21,862
         Changes in:
             Accounts payable                              950       (350)       950
                                                    ---------- ---------- ----------

        Net Cash From Operating Activities           $       -  $       -  $       -
                                                    ---------- ---------- ----------

NET INCREASE IN CASH                                         -          -          -

CASH, beginning of period                                    -          -          -
                                                    ---------- ---------- ----------
CASH, end of period                                  $       -  $       -  $       -
                                                    ========== ========== ==========


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS


                                       F-5



                            GTSR HOPEFUL CORPORATION
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

History

GTSR Hopeful Corporation (the Company) is in the development stage as defined in Financial Accounting Standards Board Statement No. 7. It is a Nevada corporation, formed April 29, 1996. Since inception it has had no operations and is in the process of merger on March 22, 2002. Its year-end is December 31. Pursuant to the filing of a Form 10-SB with the Securities and Exchange Commission, it became a reporting company in January 2001.

Going Concern

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company's ability to continue in existence is dependent on its ability to develop additional sources of capital, locate and merge with a profitable merger candidate, or achieve profitable operations as a result of a merger. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Income Taxes

The Company uses the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards No. 109. Under this method, deferred income taxes are recorded to reflect the tax consequences in future periods of temporary differences between the tax basis of assets and liabilities and their financial amounts at year-end.

Year 2000

For income tax purposes, substantially all deductible expenses incurred to date must be deferred until the Company commences business and then they may be amortized against operations over a 60-month period or permanently capitalized as start-up costs. Since the Company is not in business as of December 31, 2000, accumulated deductible expenses incurred since inception of $5,275, resulted in a $1,055 deferred tax asset. A valuation allowance of $1,055 has been provided since there is no assurance of future taxable income. Year 2001

For 2001, the Company incurred additional deferred start-up costs of $4,625 resulting in a deferred tax benefit of $925 or $1,980 in total. A valuation allowance of $1,980 as of December 31, 2001, is recorded since there is no assurance of future taxable income. Tax deductible losses, when provided, can be carried forward for 20 years until utilized.

Earnings (loss) Per Common Share

Loss per common share has been calculated based upon the weighted average number of common shares outstanding during the period in accordance with the Statement of Financial Accounting Standards Statement No. 128, "Earnings per Share". Retroactive effect has been given in the accompanying financial statements to the 2 1/2 for 1 reverse stock split on March 20, 2002

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

NOTE 2 - RELATED PARTY TRANSACTIONS

Contributed Captial

Capital contributed by officers and shareholders from inception through December 31, 1999, have been expensed in the accompanying statements of operations. Capital contributions consist of the following:

                                               2001       2000        From Inception
Costs:
  Corporate fees                           $    250    $   100               $   800
  Professional fees                           3,425      4,725                 8,150
                                          ---------   --------           -----------
Total costs paid                              3,675      4,825                 8,950
                                          ---------   --------           -----------
Value of services:
 Annual transfer fees                                                            492
  Office, rent and utilities                  1,200      1,200                 6,900
  Management                                    960        960                 5,520
                                          ---------   --------           -----------
Total value of services                       2,160      2,160                12,912
                                          ---------   --------           -----------
Total Contributed Capital                    $5,835    $ 6,985              $ 21,862
                                          ---------   --------           -----------

A   stock    transfer    company    controlled   by   two   of   the   Company's
officers/shareholders provided the value of services above.


NOTE 3 - COMMON STOCK

In May 1999 the Company increased its authorized shares of common stock from 25,000 to 25,000,000 at a par value of $.001 per share. It also approved a 500 for 1 forward stock split. In March 2002, the Company approved a 2 1/2 for 1 reverse stock split. The accompanying financial statements have given effect to these changes.

NOTE 4 - SUBSEQUENT EVENTS

Proposed Exchange of Stock

Effective March 31, 2002, the Company entered into a Plan and Agreement to exchange stock with Renewal Education Corporation a wholly owned subsidiary of Neo Vision Corporation, pursuant to Section 368(a)(1)(B) of the Internal Revenue Code. The exchange is to be transacted after certain conditions precedent have been accomplished.

At the time the definitive closing is completed, the Company will acquire all of the outstanding common stock of Renewal Education Corporation. Renewal Education Corporation will be considered the accounting acquirer since it will own the majority of the outstanding shares of the Company. For accounting purposes the historic transactions of Renewal Education Corporation will replace those of the Company for presentation of results of operations and cash flows, whereas
Renewal Education Corporation will be consolidated with the Company for presentation of its consolidated financial position. Prior to closing, the Company will reverse split its present outstanding shares of 1,000,000 to provide for the total outstanding shares of the Company of 400,000. A total of 7,300,000 shares of common stock will then be issued to Renewal Education Corporation shareholders in the stock exchange transaction. The Company will change its name to LERN Corporation as a result of the stock exchange transaction.